June 15, 2004

Nova Scotia Securities Commission                                 Securities Commission of Newfoundland and Labrador

Alberta Securities Commission                                         Saskatchewan Financial Services Commission,
                                                                                               Securities Division

The Manitoba Securities Commission                             Office of the Administrator of the Securities Act,
                                                                                               New Brunswick

The Toronto Stock Exchange                                           Ontario Securities Commission

British Columbia Securities Commission                        Registrar of Securities, Prince Edward Island

Autorité des marchés financiers

Dear Sirs:

RE: DATAMIRROR CORPORATION

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on June 15, 2004:

X  Interim Report for the Three Months Ended April 30, 2004

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,
CIBC MELLON TRUST COMPANY

Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578

pk\CM_DatamirrorInterim

320 Bay Street, P.O. Box 1 - Toronto, ON  M5H 4A6 - Tel. 416.643.5000 - www.cibcmellon.com

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks